EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
OCTOBER 15, 2021

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE THIRD QUARTER OF 2021

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the third quarter of 2021 of $6.7 million, or $0.74 per share, compared to $5.7 million, or $0.62 per share, earned in the third quarter of 2020. The increase in earnings is primarily the result of a reduction in interest expense due to declines in market interest rates and a decrease in provision for loan losses due to less economic uncertainty than in 2020.

For the nine months ended September 30, 2021, net income for the Company totaled $18.6 million or $2.04 per share, compared to $13.7 million or $1.49 per share earned in the same period of 2020. The increase in earnings is primarily the result of a decrease in provision for loan losses due to a higher level of provision in 2020 as a result of uncertainties associated with the economic slow-down created by the COVID-19 pandemic and a reduction in interest expense due to declines in market interest rates.

INCOME STATEMENT HIGHLIGHTS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Net income (in thousands)	$6,714	$5,672	$18,616	$13,654
Earnings per share - basic and diluted	$0.74	$0.62	$2.04	$1.49
Return on average assets	1.29%	1.21%	1.20%	0.99%
Return on average equity	12.60%	11.18%	11.85%	9.27%
Efficiency ratio	51.35%	54.80%	54.30%	56.30%
Net interest margin	2.97%	3.21%	2.89%	3.16%

COMPANY STOCK HIGHLIGHTS

	As of or for the three months ended
	September 30,
Company Stock (ATLO)	2021

Closing price		$23.18
Price range	$22.80	-	24.93
Book value per common share		$23.12
Tangible book value per common share		$21.47
Cash dividend paid		$0.26
Dividend yield		4.49%

BALANCE SHEET HIGHLIGHTS

	September 30,
(Dollars in thousands)	2021	2020

Assets	$2,096,396	$1,910,395
Loans	$1,126,059	$1,159,063
Deposits	$1,836,708	$1,660,173
Stockholders' equity	$210,380	$206,037
Equity capital ratio	10.04%	10.79%

Three Months 2021 Results:

Third quarter 2021 loan interest income was $335 thousand lower than third quarter 2020. The decrease is primarily due to a reduction in interest rates, offset in part by an increase in interest income due to $1.7 million of fees recognized from PPP loans during the third quarter of 2021 as compared to $615 thousand of fees during the third quarter of 2020. Deposit interest expense declined $726 thousand during this same period, primarily due to market rate declines offset in part by increases in deposit balances. Third quarter 2021 net interest income totaled $14.7 million, an increase of $492 thousand, or 3%, compared to the same quarter a year ago. The Company’s net interest margin was 2.97% for the quarter ended September 30, 2021 as compared to 3.21% for the quarter ended September 30, 2020, as growth in deposits was reinvested in loans and investments at lower market interest rates.

A credit for loan losses of ($94) thousand was recognized in the third quarter of 2021 as compared to a provision for loan losses of $541 thousand in the third quarter of 2020. Net loan recoveries totaled $31 thousand for the quarter ended September 30, 2021 compared to net loan charge offs of $614 thousand for the quarter ended September 30, 2020. The credit for loan losses was primarily due to improving economic conditions. The provision for loan losses in 2020 was primarily due to uncertainties associated with the economic slow-down created by the COVID-19 pandemic.

As the economic conditions due to the COVID-19 pandemic continue to evolve, the Company’s hospitality and fitness center loans have been more significantly impacted. As of September 30, 2021, approximately 6.5% of our loan portfolio is associated with these industries. Certain types of government guaranteed loans originated under the PPP of approximately $14.8 million are outstanding as of September 30, 2021. As of September 30, 2021, the Company has $652 thousand of unrecognized net PPP loan fees and costs that are amortizing to interest income over the remaining life of the PPP loans. The federal government has provided numerous other programs to lessen the effects of COVID-19 on the economy and, in turn, our loan portfolio. Credit quality continues to improve and the remaining COVID-19 related loan modifications have returned to normal payment status.

Noninterest income for the third quarter of 2021 totaled $2.7 million as compared to $2.8 million in the third quarter of 2020, a decrease of 4%. The decrease in noninterest income was primarily due to a decrease in gains on sale of residential loans held for sale as refinancing has slowed.

Noninterest expense for the third quarter of 2021 totaled $8.9 million compared to $9.3 million recorded in the third quarter of 2020, a decrease of 4%. The decrease is primarily due to a reduction in salaries and benefits primarily due to a decline in the number of employees, offset in part by normal increases in salaries and other benefits, including health insurance. The efficiency ratio was 51.4% for the third quarter of 2021 as compared to 54.8% in the third quarter of 2020.

Income tax expense for the third quarter of 2021 totaled $1.8 million compared to $1.5 million recorded in the third quarter of 2020. The effective tax rate was 21% and 20% for the quarters ended September 30, 2021 and 2020, respectively. The lower than expected tax rate in 2021 and 2020 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Nine Months 2021 results:

For the nine months ended September 30, 2021 loan interest income was $1.4 million lower than the first nine months of 2020. The decrease is primarily due to a reduction in interest rates, offset in part by an increase in interest income due to $3.9 million of fees recognized from PPP loans during the nine months ended September 30, 2021 as compared to $1.2 million of fees recognized in 2020. Deposit interest expense decreased $2.9 million, primarily due to market interest rate decreases, offset in part by an increase in the average balance of interest-bearing deposits. The net interest income for the nine months ended September 30, 2021 totaled $42.5 million, an increase of $1.6 million, or 4%, compared to the same period a year ago. The Company’s net interest margin was 2.89% for the nine months ended September 30, 2021 as compared to 3.16% for the nine months ended September 30, 2020, as growth in deposits was reinvested in loans and investments at lower market interest rates.

A credit for loan losses of ($540) thousand was recognized in the nine months ended September 30, 2021 as compared to a provision for loan losses of $4.4 million for the nine months ended September 30, 2020. Net loan recoveries totaled $155 thousand for the nine months ended September 30, 2021 compared to net loan charge offs of $1.1 million for the nine months ended September 30, 2020. The credit for loan losses in 2021 was primarily due to loan recoveries and a reduction in a specific reserve. The provision for loan losses in 2020 was primarily due to uncertainties associated with the economic slow-down created by the COVID-19 pandemic.

Noninterest income for the nine months ended September 30, 2021 totaled $7.8 million compared to $7.9 for the nine months ended September 30, 2020. Wealth management income increased but was offset by a decrease in securities gains when comparing periods.

Noninterest expense for the nine months ended September 30, 2021 totaled $27.3 million compared to $27.4 million for the nine months ended September 30, 2020. Most of the decrease was related to salaries and employee benefits primarily due to a reduction in the number of employees and increased deferred loan costs associated with PPP loan volume, offset in part by normal increases in salaries and other benefits, including health insurance. This decrease was offset by an increase in FDIC insurance assessments and data processing costs. The efficiency ratio was 54.3% and 56.3% for the nine months ended September 30, 2021 and 2020, respectively.

Income tax expense for the nine months ended September 30, 2021 and 2020 totaled $4.9 million and $3.2 million, respectively. The effective tax rate was 21% and 19% for the nine months ended September 30, 2021 and 2020, respectively. The lower than expected tax rate in 2021 and 2020 was due primarily to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of September 30, 2021, total assets were $2.1 billion, an increase of $186 million, as compared to September 30, 2020. This increase in assets is primarily due to investment securities which was funded by growth in our deposits due in part to federal government stimulus programs and a lack of other desirable fixed income alternatives for our customers.

Securities available-for-sale as of September 30, 2021 increased to $765 million from $549 million as of September 30, 2020. The increase in securities available-for-sale is primarily due to purchases of U.S. treasuries as deposit growth was deployed.

Net loans as of September 30, 2021 decreased 3%, to $1.13 billion, as compared to $1.16 billion as of September 30, 2020. The decrease was primarily due to a reduction in PPP loans, offset in part by increases in the 1-4 family loan portfolio. PPP loans totaled $14.8 million and $79.6 million as of September 30, 2021 and 2020, respectively. Impaired loans were $12.5 million and $16.4 million as of September 30, 2021 and 2020, respectively. Loans classified as substandard were $35.8 million and $37.2 million as of September 30, 2021 and 2020, respectively. Loans classified as watch and special mention totaled $158.8 million and $189.2 million as of September 30, 2021 and 2020, respectively. The allowance for loan losses on September 30, 2021 totaled $16.8 million, or 1.47% of gross loans, compared to $15.9 million, or 1.35% of gross loans, as of September 30, 2020. The increase in the allowance for loan losses is mainly due to an increase in specific reserves. PPP loans are government guaranteed and their impact on the allowance for loan loss was not significant. Additional increases in the allowance for loan losses and charge-offs are possible if the effects of the COVID-19 pandemic negatively impact our loan portfolio.

Deposits totaled $1.84 billion as of September 30, 2021, an increase of 11%, compared to $1.66 billion recorded as of September 30, 2020. The growth in deposits is primarily due to increases in core deposits, including retail and to a lesser extent commercial funds. Balances fluctuate as customer’s liquidity needs vary and could be impacted by additional government stimulus or distressed economic conditions.

The Company’s stockholders’ equity represented 10.0% of total assets as of September 30, 2021. Total stockholders’ equity was $210.4 million as of September 30, 2021, compared to $206.0 million as of September 30, 2020. The increase in stockholders’ equity was primarily the result of the retention of net income in excess of dividends, offset in part by a reduction in accumulated other comprehensive income.

Share Repurchase Program

For the period July 1, 2021 through September 30, 2021, under the prior repurchase program that was announced in April 2021, which allowed for the repurchase of up to 100,000 shares of common stock, the Company repurchased 24,603 shares of its common stock at an average price of $23.19 per share and a total cost of $570 thousand, leaving 75,397 of shares that were available to be repurchased under that repurchase program.

Cash Dividend Announcement

On July 14, 2021, the Company declared a quarterly cash dividend on common stock, payable on August 13, 2021 to stockholders of record as of July 30, 2021, equal to $0.26 per share; and on August 17, 2021, the Company declared a quarterly cash dividend on common stock, payable on November 15, 2021 to stockholders of record as of November 1, 2021, equal to $0.26 per share. The dividend typically declared in the second quarter of 2020 were declared and paid in the third quarter of 2020. In the past, dividends were declared in one quarter and then paid in the subsequent quarter, we returned to this practice in the third quarter of 2021. Dividends in the future may be reduced or eliminated if the COVID-19 pandemic has an adverse effect on net income or the affiliate banks’ capital ratios are negatively affected from balance sheet growth related to additional government stimulus programs.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust, Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future financial performance and asset quality.  Any forward-looking statement contained in this News Release is based on management’s current beliefs, assumptions and expectations of the Company’s future performance, taking into account all information currently available to management.  These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to management.  If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements.  The risks and uncertainties that may affect the actual results of the Company include, but are not limited to, the following:  the substantial negative impact of the COVID-19 pandemic on national, regional and local economies in general and on our customers in particular; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses resulting from the COVID-19 pandemic or as dictated by new market conditions or regulatory requirements; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K.  Management intends to identify forward-looking statements when using words such as “believe”, “expect”, “intend”, “anticipate”, “estimate”, “should”, “forecasting” or similar expressions.  Undue reliance should not be placed on these forward-looking statements.  The Company undertakes no obligation to revise or update such forward-looking statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	September 30,
ASSETS	2021	2020

Cash and due from banks	$25,607	$22,750
Interest-bearing deposits in financial institutions and federal funds sold	122,786	119,643
Securities available-for-sale	765,423	548,818
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,424	3,148
Loans receivable, net	1,126,059	1,159,063
Loans held for sale	378	2,797
Bank premises and equipment, net	16,929	17,296
Accrued income receivable	11,178	12,173
Bank-owned life insurance	2,968	2,897
Deferred income taxes, net	725	-
Other intangible assets, net	2,654	3,309
Goodwill	12,424	12,424
Other assets	5,841	6,077

Total assets	$2,096,396	$1,910,395

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$373,883	$337,488
Interest-bearing checking	585,056	504,329
Savings and money market	654,345	548,919
Time, $250 and over	44,641	66,911
Other time	178,783	202,526
Total deposits	1,836,708	1,660,173

Securities sold under agreements to repurchase	36,277	30,492
FHLB advances	3,000	3,000
Dividends payable	2,366	-
Deferred income taxes, net	-	1,698
Accrued expenses and other liabilities	7,665	8,995
Total liabilities	1,886,016	1,704,358

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 9,098,144 and 9,122,747 shares as of September 30, 2021 and 2020, respectively.	18,196	18,245
Additional paid-in capital	16,480	17,002
Retained earnings	167,443	155,301
Accumulated other comprehensive income	8,261	15,489
Total stockholders' equity	210,380	206,037

Total liabilities and stockholders' equity	$2,096,396	$1,910,395

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Interest and dividend income:
Loans, including fees	$12,530	$12,865	$36,641	$38,022
Securities
Taxable	2,256	1,986	6,457	5,725
Tax-exempt	725	892	2,392	2,756
Other interest and dividend income	168	175	515	888

Total interest and dividend income	15,679	15,918	46,005	47,391

Interest expense:
Deposits	993	1,719	3,411	6,267
Other borrowed funds	34	39	106	238

Total interest expense	1,027	1,758	3,517	6,505

Net interest income	14,652	14,160	42,488	40,886

Provision (credit) for loan losses	(94)	541	(540)	4,424

Net interest income after provision (credit) for loan losses	14,746	13,619	43,028	36,462

Noninterest income:
Wealth management income	1,147	1,037	3,224	2,808
Service fees	385	381	1,065	1,127
Securities gains, net	24	-	24	430
Gain on sale of loans held for sale	429	647	1,313	1,486
Merchant and card fees	488	460	1,508	1,296
Other noninterest income	200	271	681	708

Total noninterest income	2,673	2,796	7,815	7,855

Noninterest expense:
Salaries and employee benefits	5,487	5,840	16,766	17,428
Data processing	1,307	1,210	3,989	3,737
Occupancy expenses, net	632	668	1,999	2,016
FDIC insurance assessments	154	136	441	186
Professional fees	396	408	1,307	1,149
Business development	344	307	835	753
Intangible asset amortization	159	216	479	650
New markets tax credit projects amortization	160	145	479	436
Other operating expenses, net	258	362	1,022	1,086

Total noninterest expense	8,897	9,292	27,317	27,441

Income before income taxes	8,522	7,123	23,526	16,876

Income tax expense	1,808	1,451	4,910	3,222

Net income	$6,714	$5,672	$18,616	$13,654

Basic and diluted earnings per share	$0.74	$0.62	$2.04	$1.49

Declared dividends per share	$0.52	$0.25	$1.03	$0.50